Exhibit 99.3

Federal FFEL

Servicing Agreement

Goal Capital Funding Trust [•]-[•] [•]-[•]

[•],[•]

[•]

[Address of Servicer]

FEDERAL FFEL
SERVICING AGREEMENT

Exhibit

EXHIBIT A	POST-ORIGINATION SERVICES
EXHIBIT B	[Reserved]
EXHIBIT C	SERVICING FEES
EXHIBIT D	NOTE EXAMINATION ELECTION
EXHIBIT E	BLANKET CURE TERMS
EXHIBIT E-1	CURE FEES
EXHIBIT F	PLUS CREDIT REVIEW SERVICES TERMS

Annex	SERVICING AGREEMENT ANNEX

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THIS AGREEMENT is made and entered into as of [•],[•] by and between [•] and Goal Capital Funding Trust [•]-[•], the beneficial owner (but not legal titleholder) of certain Student Loans (herein called the “LENDER”) at Long Beach, California, with reference to the following facts:

A.	[•] has developed and is marketing a computerized origination, billing, record keeping, accounting, reporting and loan management service designated as the “Guaranteed Student Loan Processing Service” (the “Service”).

B.	LENDER desires [•] to assist it in managing its Federal Stafford (SSL), Federal PLUS and Federal Consolidation loans through the use of the Service.

Now, Therefore, [•] and LENDER hereby agree as follows:

1.	[•] Obligations.

A.	[•] shall service LENDER’s Federal Stafford (SSL), Federal PLUS and Federal Consolidation loan accounts as provided herein, and any similar student loan accounts as may be mutually agreed upon (the “Accounts”). For the purposes of this Agreement, an “Account” shall mean one or more loans having the same holder, borrower (and student in the case of a Federal PLUS loan), loan program, Guarantor, maturity date and repayment terms. Stafford loans, whether subsidized or unsubsidized, shall be considered to have been made under the same loan program.

B.	[•] shall perform all services and duties customary to the servicing of student loans in accordance with generally established procedures and industry standards and practices, including specifically the services and duties specified in Exhibit A (Post-Origination Services) and Exhibit F (PLUS Credit Review Services Terms) attached to this Agreement. Such services and duties shall be performed with respect to each Account until such Account is paid in full (whether by the borrower or through the payment of Guarantee benefits or otherwise) or deconverted from [•]’s servicing system in accordance with this Agreement, or this Agreement is otherwise terminated in accordance with Section 5 below.

C.

[•] shall perform its services and duties hereunder in material compliance with, and as required by, (i) the Higher Education Act, (ii) the applicable Guarantor Regulations, (iii) the applicable Contract of Insurance or Guarantee; and (iv) any other laws and regulations governing the servicing of the Accounts, and the foregoing requirements shall determine the general scope of services hereunder. For purposes of this Agreement, the “Higher Education Act” means Part B of Title IV of the Higher Education Act of 1965, as amended from time to time, and the rules and regulations of the U.S. Department of Education or any successor thereto (the “Department”) promulgated thereunder, as amended from time to time, and “Guarantor Regulations” means any manual of policies and procedures to be followed under the guarantee program operated by applicable guarantor of the loans involved (the “Guarantor”), as well as all supplements, amendments,

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bulletins and updates, and all other written or unwritten policies, procedures, rules and regulations promulgated or adopted, formally or informally, by such Guarantor relating to its guarantee program or the administration, interpretations, claims review or enforcement policies, procedures and practices thereunder, as the same are reasonably interpreted and understood by [•] from time to time.

D.	Within a reasonable period after delivery of the loan files to [•] (generally within 30 days unless otherwise expressly agreed), [•] shall (i) establish and maintain records received by [•] with respect to each Account and complete records of [•]’s servicing of the Account from the date such servicing commenced, (ii) maintain possession of original promissory notes, loan applications and other required supplements that it receives from LENDER, stored in a fire-rated, secure vault facility located at 2277 E. 220th Street, Long Beach, California or 501 Bleecker Street, Utica, New York, (iii) otherwise commence servicing the Accounts relating to such loan documents, and (iv) microfilm or otherwise reproduce the promissory notes, loan applications, and other required supplements and cause such reproductions to be stored at Brambles Information Management Corporation or any equivalent facility.

E.	If requested in writing by LENDER, for any loans not originated by [•], [•] shall make a Full Note Examination or an Abbreviated Note Examination of the original promissory note and other loan documentation for each Account following receipt by [•] for servicing, as requested by LENDER on Exhibit D (Note Examination Election). Following such initial election, LENDER may from time to time with [•]’s consent, which consent shall not be unreasonably withheld, select a different loan examination option for a particular set of loans or for all subsequent loans by making a new election with respect thereto or by other appropriate written notice to [•].

F.	By undertaking the loan examination and other duties provided above, [•] assumes no responsibility for the origination, disbursement, documentation or prior servicing of any loan (except to the extent that [•] performed or was obligated to perform any of these services), it being understood and agreed that the originator and/or prior servicer (if applicable) shall be responsible for all aspects of each loan prior to the date on which [•] is required to commence servicing of such loan hereunder. [•] shall not be liable in the overall conduct of the loan examination for the entire portfolio being purchased by LENDER for failure, despite its reasonable efforts, to detect any prior defect or note any exception during the loan examination process. In the event of any such defect or exception, LENDER shall exhaust all recourse and remedies against the original lender, prior servicer, or other responsible parties before asserting any claim against [•] related thereto. The microfilm or other reproduction of each borrower file made by [•] following delivery to [•] for servicing shall be prima facie evidence of the record of loan documentation received and reviewed by [•].

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G.	If requested in writing by LENDER, [•] shall provide cure services for loans that are unguaranteed due to non-[•] errors, as provided in Exhibit E (Blanket Cure Terms).

H.	If [•] reasonably determines that any Account has been rejected by a Guarantor and cannot or is not to be cured hereunder, LENDER is responsible for providing direction to [•] upon [•]’s written request for the disposition of such Account, which shall remain on [•]’s servicing system pending such direction from LENDER. If LENDER instructs [•] to deconvert any Accounts, [•] shall promptly provide the following deconversion services:

(1)	Any files related to Accounts to be returned to LENDER shall be assembled in substantially the manner in which they were received by [•], including any pertinent documents or information received or created by [•] during its servicing;

(2)	The files related to such Accounts shall be properly deposited in the U.S. Mail as certified or registered mail addressed to LENDER unless otherwise agreed by LENDER and [•]. [•] shall not be liable for any losses, costs or damages incurred by LENDER if files are lost after being properly deposited in the U.S. Mail. If so instructed by LENDER at any time, [•] shall procure at LENDER’s expense such available insurance coverage as LENDER may desire with respect to such shipments;

(3)	A transmittal shall be provided by [•] to LENDER listing each Account and certain other mutually-agreeable Account information; and

(4)	Each Account record shall be removed from the [•] servicing system.

The deconversion and file preparation and shipping fees specified in Exhibit C (Servicing Fees) shall apply to and shall be payable concurrently with any deconversion of rejected Accounts as provided above, as well as any deconversion of Accounts following any expiration or termination of this Agreement, or any other removal of Accounts from this Agreement; provided, however, that no such fees shall be charged for any deconversion of Accounts upon termination of this Agreement pursuant to Section 5.B. (upon [•] breach) or 5.C. or 5.D. (except for reimbursement of reasonable shipping charges as provided therein).

I.	If any of the Accounts are guaranteed by a Guarantor which permits electronic interface or expedited or express claims filing or review processing (for example, Texas Guaranteed Student Loan Corporation’s Claims Automated Processing System (TGSLC’s CAPS) or Northwest Education Loan Association’s Express Claim Program (NELA’s ECP)), [•] may participate therein on LENDER’s behalf. In such event, [•] is hereby authorized to enter into any participation agreement or similar documentation required by such Guarantor on LENDER’s behalf as its agent in order to participate therein.

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2.	LENDER Obligations.

A.	LENDER shall promptly transmit or cause to be transmitted to [•] any material written communications it receives at any time with respect to any borrower’s Account, including but not limited to letters, notices of death or disability, adjudications of bankruptcy and like documents, and forms requesting deferment of repayment or loan cancellations. [•] will have no liability for reliance upon information that would have been corrected by timely transmittal to it of any such written communication, and shall not bear any related servicing or other costs which reasonably could have been avoided thereby.

B.	LENDER shall examine all reports submitted to it by [•] promptly upon receipt and promptly notify [•] of any discovered errors. [•] shall not be responsible for damages or losses caused by any error disclosed by a report to LENDER unless such error is brought to [•]’s attention within sixty (60) days after receipt by LENDER. This time restriction shall be extended for the Lender Reporting System (LaRS) quarterly reports, for which the LENDER shall have 90 days to bring an error to the attention of [•].

C.	LENDER shall be responsible for assuring that the form documents that have been used in the origination of the Accounts (other than such documents created independently by [•]) are in compliance with all applicable federal, state and local laws and regulations, including without limitation any consumer loan laws or disclosure requirements applicable thereto, and shall defend, indemnify and hold [•] harmless from any violation or non-compliance with any of the foregoing.

3.	Banking.

All borrower and other remittances shall be deposited to an [•] account at a remittance banking/lock box facility at a bank selected by [•] which is reasonably acceptable to LENDER, with all earnings on such account being retained by [•]. Such remittances shall be promptly processed and posted to borrower Accounts and the associated funds shall be transferred to LENDER by ACH or wire transfer on a mutually acceptable schedule.

4.	Charges.

A.	LENDER shall pay [•] for services rendered in the prior month according to the schedule of fees in Exhibit C (Servicing Fees), within fifteen (15) days after receipt of an invoice sent by [•] to LENDER. Payments become delinquent if not received by [•] within thirty (30) days from the invoice date, and thereafter shall incur a late charge of one and one-half percent (1-1/2%) per month until paid.

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B.	The fees specified in Exhibit C shall remain fixed until [•], [•]. Unless otherwise expressly agreed, charges during each subsequent twelve (12) month period of this Agreement may be increased over such fees charged during the previous twelve (12) month period by an amount equal to the greater of (i) the percentage increase in the U.S. Department of Labor’s Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Average (1982-84=100) (the “CPI”) for the most recent twelve (12)-month period available at the time of each annual adjustment, or (ii) three percent (3%) per annum. (If at any adjustment date the CPI is no longer published, then any replacement index specified by the Bureau of Labor Statistics or successor U.S. governmental agency shall be substituted therefor, with appropriate application of any necessary conversion formula as may be specified by such agency, or if no such replacement index has been so specified, then a comparable cost-of-living index as may be mutually agreed between the parties shall be used.)

C.	[•]’s fees are subject to adjustment by [•] (i) in the event of any increase in telephone or postage rates, or (ii) as provided in Section 5.C below.

D.	In addition to any other servicing fees or expense reimbursements to which [•] shall be entitled under this Agreement, LENDER agrees to reimburse [•] for (i) any sales or use taxes or similar taxes now or hereafter imposed upon any goods or services provided by or activities of [•] hereunder, and (ii) any expenses which [•] incurs as a result of any additional work required due to any transfer of the guarantee on serviced loans to a new or successor Guarantor, or any Guarantor error, or any testing, reconciliation or remediation project or other non-routine activity required by the particular needs of Guarantor or LENDER or resulting from third party errors.

E.	In the event of any good faith dispute by LENDER regarding any amount billed by [•], LENDER may by written notice to [•] detailing the grounds for the dispute withhold payment of such disputed amount for a reasonable period pending resolution of the dispute, but shall pay the undisputed portion billed when and as due. If the dispute has not been mutually resolved within sixty (60) days after the date initially due, LENDER shall deposit the withheld amount into an independent escrow reasonably satisfactory to [•] pending mutual agreement or court decision regarding proper disposition of such funds. Failure of LENDER to pay the undisputed portion of a billing or to place any disputed amount in escrow as provided above shall constitute a default hereunder.

F.	[•] shall have the right to offset any amounts due from [•] to LENDER against the servicing fees or other amounts due [•] hereunder.

5.	Term and Termination.

A.	This Agreement is for a term beginning [•], [•], and ending on [•], [•]; provided, however, that unless either party shall give the other written notice of its intention

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not to renew this Agreement at least ninety (90) days prior to its scheduled expiration date, this Agreement shall automatically renew for successive twelve (12)-month periods thereafter, subject to any renegotiated terms which may be mutually desired.

B.	Either party may terminate this Agreement before its expiration upon a material breach by the other party, if such breach has not been cured within ninety (90) days after written notice of such material breach has been sent to the other party, which written notice shall specify in reasonable detail the alleged breach and reference this provision; provided, however, that the notice and cure period shall only be thirty (30) days if the breach is the non-payment of [•]’s fees or other charges.

C.	In the event of changes in the Higher Education Act, Guarantor Regulations, or other current or future law, regulation or other requirement applicable to the serviced loans, including without limitation, any changes in any interpretation, claims review or enforcement policies, procedures or practices with respect thereto (and including, without limitation, implementation or enforcement of third-party servicer regulations promulgated by the Department), which in [•]’s reasonable determination expose [•] to materially increased risk of liability to the Secretary of Education, LENDER or any other party, impose materially increased duties or obligations upon [•], cause [•] to incur materially additional expense, or materially restrict or derogate from [•]’s indemnification rights or liability limitations under this Agreement, [•] shall have the right, at its option, to (i) terminate this Agreement upon 180 days’ prior written notice to LENDER, or (ii) propose to LENDER an amendment to this Agreement which in [•]’s reasonable judgment appropriately addresses the increased risk, duties or obligations (which may include an adjustment to [•]’s fees and/or expense reimbursements), and if the parties are unable to agree upon such amendment within thirty (30) days after the same is submitted to LENDER, [•] shall be entitled to terminate this Agreement upon 180 days’ prior written notice to LENDER. [•] shall not be entitled to charge any deconversion fees hereunder in connection with the deconversion of LENDER’s loans from [•]’s system following any termination by [•] under this Section 5.C, but [•] shall be entitled to receive reimbursement of its reasonable file preparation and shipping costs.

D.	In the event that [•] announces or actually commences a wind-down of its servicing activities for the purpose of exiting the student loan servicing business, LENDER shall have the right, at its option, to terminate this Agreement upon 90 days’ prior written notice to [•]. In such event [•] shall not be entitled to charge any deconversion fees hereunder in connection with the deconversion of LENDER’s loans from [•]’s system following any termination by [•] under this Section 5.D, but [•] shall be entitled to receive reimbursement of its reasonable file preparation and shipping costs.

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6.	Examination of Records.

LENDER or its agent shall have the right, at reasonable hours and under reasonable circumstances on a mutually-agreeable schedule, to examine all LENDER’s assigned student loan records and material serviced by [•] that it deems necessary to determine compliance with this Agreement. [•] shall submit to like examination by any governmental agency or authority having supervisory jurisdiction over LENDER.

7.	Exclusion of Warranties and Limitations of [•]’s Liability.

A.	[•] shall be entitled to reasonably rely upon any information or data supplied to it by LENDER, any party on LENDER’s behalf, or any third party normally relied upon by servicers in the student loan industry, and shall have no liability for any error or loss caused by such information or data being incomplete or inaccurate. [•] shall not be responsible for reviewing and verifying the compliance of forms and processes prescribed by the Secretary or Guarantor with applicable state and federal laws and regulations, and [•] shall be fully entitled to rely upon and use such materials and processes, unless notified to the contrary by LENDER, and shall have no liability for any damages or loss resulting from such use absent such notice.

B.	[•] shall use due care and diligence in performing its services in a timely manner consistent with the applicable student loan program as reasonably interpreted and understood by [•]. [•] hereby excludes and disclaims any and all other warranties with respect to its services under this Agreement, and no employee, agent or representative of [•] has the authority to bind [•] to any other oral or written representation or warranty. LENDER will review all processing output, reports and other information provided to it by [•] and will use due care and diligence to detect and notify [•] of any errors therein which LENDER discovers. Upon prompt notification to or discovery by [•] of any processing error or data inaccuracy, [•] shall re-perform any processing to the extent practicable and necessary, without charge if [•] is at fault and otherwise at a rate equal, in [•]’s best and reasonable judgment, to the greater of its original charge for such processing or its direct and allocated indirect cost of such reprocessing. [•] agrees to provide, at cost to LENDER if necessitated by the nature of the data submitted, such evidence as LENDER may reasonably require which will verify the complete and proper execution of the corrections.

C.	[•] shall be entitled to cure at its own expense any error or omission in the performance of its duties under this Agreement by the reperformance of such duties to the extent such reperformance will reasonably eliminate or mitigate any losses to LENDER caused by such error or omission.

D.

Notwithstanding the form in which any legal or equitable action may be brought, whether in contract, tort, negligence, strict liability or otherwise, [•]’s liability, if any, arising out of or in any way related to any act or omission by [•] in

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connection with this Agreement or its services hereunder, including but not limited to errors due to [•], its equipment, operators, programmers, or program, shall be limited to direct losses of principal and interest on rejected claims resulting directly and primarily from [•]’s negligence or willful misconduct. In the event a loan is rejected by a Guarantor directly and primarily due to [•]’s negligence or willful misconduct, and [•] is unable to cure the loan within twelve (12) months of the final reject date, [•] shall reimburse LENDER for all principal and accrued interest loss thereon (including such loss during the period of non-guarantee) by the end of the thirteenth (13th) month following the final reject date, and the loan shall thereupon be assigned and transferred to [•] or its designee, and this shall be the sole and exclusive remedy of LENDER relating to such occurrences.

E.	If applicable, and notwithstanding any other provision of this Agreement, [•]’s liability, if any, arising out of or in any way related to any act or omission by [•] in connection with any loans which (i) entered repayment status prior to the date that [•] assumes servicing responsibility, or (ii) have previously been cured following non-[•] servicing error (i.e., rehab loans), shall be limited to general money damages in an aggregate amount with respect to any Account not to exceed the amount paid for [•]’s services by LENDER with respect to such Account, and this shall be the sole and exclusive remedy of LENDER relating to such occurrences.

F.	[•] shall have no liability for its failure to comply with any law, rule, regulation or other requirement applicable to any of the serviced loans, including without limitation any change in any interpretation, claim reviews or enforcement policies, procedures or practices with respect thereto, (i) which was not articulated in writing and actually made known to [•] or the student loan servicing industry generally a reasonable period in advance of its implementation, (ii) which is inconsistent with general industry practices or prior Guarantor conduct or requirements unless and until [•] shall have been notified thereof and had a reasonable opportunity to comply with such new requirement and then only with respect to servicing performed after the date thereof (i.e., not on a retroactive basis with respect to servicing which has previously occurred based upon prior requirements), or (iii) during any period in which the Department and/or any Guarantor shall have indicated that it will not enforce any such requirement, even if such requirement may legally be in effect.

G.

In no event, regardless of [•]’s ability to reperform or cure any error, shall [•] be liable under any circumstances, (i) for any incidental, indirect, special, punitive or consequential damages, or (ii) for failure to provide services herein for reasons beyond its reasonable control, or (iii) for any violation of applicable law, regulation or other requirement under this Agreement, where [•]’s action or inaction was not negligent as determined by reference to legally relevant factors (including without limitation general industry standards in effect at such time), or

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(iv) for any losses, liabilities or expenses directly or indirectly arising in whole or in part from or relating to any Guarantor error, or (v) for any losses, liabilities or expenses directly or indirectly arising in whole or in part from or relating to any data transmission or electronic data interchange (EDI) failure or error not primarily and directly due to [•]’s negligence, or (vi) for the uncollectibility or non-payment of any amounts payable on or with respect to Accounts serviced hereunder, or the failure of any Guarantor to pay any claim on a loan Account for any reason (including but not limited to the bankruptcy or insolvency of the Guarantor) except where the uncollectibility or failure to pay such claim is directly and primarily as a result of [•]’s negligence or willful misconduct as provided hereinabove. These limitations on [•]’s liability and exclusion of damages are independent of any other remedy or provision herein and shall not be affected by [•]’s inability to reperform or cure any error or any failure of any other remedy or provision.

H.	[•]’s sole liability under or in connection with this Agreement or its services, whether in contract, tort, negligence, strict liability, pursuant to violation of statute or regulation, or under any other theory, shall be limited as provided in this Section 7 and Section 8, and the provisions hereof shall constitute the sole and exclusive remedy of LENDER for breaches hereof by [•].

I.	No claim or action, regardless of form, arising out of or in any way related to any act or omission by [•] in connection with this Agreement or its services hereunder shall be brought by LENDER more than one year after LENDER discovers the act or omission by [•] giving rise to such claim or action. In the case of rejected claims filed by LENDER due to [•] negligence or willful misconduct, such one-year period shall commence at the end of the 13th month following the final reject date.

J.	The parties agree that the foregoing provisions shall survive the termination of this Agreement and have been reflected in the amount of the charges payable by LENDER to [•] for the Service, are an essential part of the basis for the bargain between the parties, and that [•] would not have entered into this Agreement but for such provisions.

8.	Indemnification.

A.

If [•] or LENDER is required to appear in or is made a defendant in any legal action or other proceeding commenced by a borrower or other third party with respect to any loan Account for which services are provided hereunder, subject to the limitations contained in this Agreement, LENDER shall defend and indemnify [•] against, and hold it harmless from, all claims, losses, liabilities, and reasonable expenses (including reasonable attorneys’ fees) arising thereunder, unless and until a final judgment is entered by a court properly holding that the claim or action resulted directly and primarily from the negligence or willful misconduct by [•] under this Agreement, in which case [•] shall thereafter defend and

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indemnify LENDER against, and hold it harmless from, all claims, losses, liabilities, and expenses (including reasonable attorneys’ fees) arising from such negligence or willful misconduct (subject to Section 7 above). In particular, without limiting the foregoing, it is understood that [•] shall be entitled to a defense and indemnity as provided above where a student alleges that he or she did not receive a proper education and/or was defrauded by the school or lender, or that a prior or subsequent servicer or collection agency committed any error or misconduct or violated any law or regulation.

B.	Notwithstanding the foregoing, [•] will further defend, indemnify and save LENDER harmless from and against any and all claims, losses and liability relating to (i) any infringement or threatened infringement of any patent, copyright trademark, trade secret or other proprietary rights of any third party, or (ii) any physical loss or damage to property of a third party, or (iii) any loss or damage arising from bodily injury, including death, when such loss or damage is caused by the negligent acts, omissions or intentional wrongdoing of [•], its employees, subcontractors or agents and which arise out of the performance of this Agreement, provided that (a) LENDER gives [•] prompt written notice of any such claim of loss or damage and, (b) if such loss or damage involves claims by third parties, LENDER allows [•] to control, and reasonably cooperates with [•] in, any related defense and all related settlement negotiations.

9.	Contingency Plan.

[•] shall maintain a reasonably comprehensive contingency plan for disaster recovery and continued servicing of the Accounts (the “Plan”) and allow LENDER to review said Plan at [•]’s site. Such review shall be no more frequently than on an annual basis or within sixty (60) days of implementing any material changes to the Plan.

10.	Financial and Administrative Responsibility.

A.	Each party hereto represents that it is currently in compliance with, and agrees to maintain its compliance with, all financial and administrative responsibility standards or requirements which may be established from time to time by the Department or any Guarantor for participation in the Title IV, Higher Education Act programs for which [•] provides services hereunder. Each party shall have the right to terminate this Agreement upon ninety (90) days’ written notice to the other in the event that the Department’s financial or administrative responsibility standards or requirements are hereafter changed and as a result such party does not thereafter satisfy such standards or requirements.

B.	[•] agrees to provide LENDER with annual consolidated audited financial statements, as soon as the same are made available to [•] during the term of this Agreement.

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C.	[•] agrees to maintain insurance bonds and other insurance in full force and effect at all times during the term of this Agreement that meet the following requirements: (i) a fidelity bond (or direct surety bond) with a policy limit of not less than $50,000,000, a deductible of not more than $1,000,000 and per occurrence coverage of not less than $50,000,000; and (ii) an errors and omissions policy with a policy limit of not less than $50,000,000 in the aggregate per occurrence (with no per occurrence coverage minimum), and a deductible of not more than $1,000,000.

11.	Audits.

[•] agrees to provide LENDER with (i) a copy of [•]’s annual SAS 70 servicer audit without charge, and (ii) a copy of [•]’s Lender Audit Guide audit report, as required by the Department under the Higher Education Act, at a prorated charge consistent with the manner charged by [•] generally to its other clients.

LENDER acknowledges that [•] shall have the right and obligation to cooperate fully with independent auditors, the Secretary of Education, the Department’s Inspector General, the Comptroller General of the United States, and any applicable Guarantor, or their authorized representatives, in the conduct of audits, investigations, and program reviews with respect to LENDER or the Title IV, Higher Education Act programs administered by [•] for LENDER, as authorized by law. Furthermore, LENDER agrees to provide [•] with written notice and copies of all audit reports or findings (preliminary or final) relating to [•]’s administration of any aspect of such program for LENDER, as soon as such audit reports or findings are available to LENDER. LENDER further agrees to indemnify, reimburse and hold [•] harmless from the cost of cooperating with, responding to or appealing any such audit report or finding (including any reasonable cost of an attestation engagement performed for any such response or appeal, attorneys’ fees and costs), unless such audit was caused by any [•] misconduct.

12.	Waiver of Jury Trial.

THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR ANY SUCH OTHER DOCUMENT OR AGREEMENT, OR THE SERVICES AND TRANSACTIONS RELATED HERETO OR THERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT OR OTHERWISE.

13.	Miscellaneous.

A.	All specifications, tapes, data cards, programs, forms and procedures used or developed by [•] in connection with this Agreement (except those supplied by LENDER) shall be and remain the sole property of [•].

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B.	All information belonging to LENDER shall be retained by [•] in confidence. [•] shall not use, make, and/or maintain a list of LENDER’s Account names, addresses, and/or account numbers for any purpose other than fulfillment of its duties as Servicer under this Agreement. Upon termination or expiration of this Agreement, [•] shall deconvert the loan Accounts as provided in Section 1.H above. This provision shall survive termination of this Agreement.

C.	Both parties agree to maintain the confidentiality of this Agreement and all amendments hereto, and the terms hereof, and any audit reports or findings (preliminary or final) relating to [•]’s administration of any Title IV, Higher Education Act program for LENDER, and not to disclose or deliver the same (or any copies, excerpts or summaries thereof) to the Department, any other government agency, national accrediting agency, or any other third party (whether pursuant to regulation, governmental request, or otherwise) without first using best efforts to give the other party prior written notice of such intention, which notice shall be sent by fax, Federal Express or other overnight delivery service, and addressed to the other party. The other party may, at its option, thereupon take appropriate steps to assure that any such information which may be entitled to protection from disclosure under the Freedom of Information Act (FOIA) is so protected, and the first party shall cooperate with such efforts to protect from FOIA disclosure any information of the other party which the other party believes to constitute trade secrets, or of a commercial or financial interest, or of a privileged or confidential nature, etc., including the inclusion with such disclosure or delivery of appropriate submissions asserting protection from FOIA disclosure. Notwithstanding the foregoing, either party may disclose or deliver any of the foregoing to their independent auditors on a confidential basis, provided that such auditors shall not disclose or deliver the same without the disclosing party first complying with this paragraph.

D.	This Agreement and its performance shall be governed by the internal laws of the State of California.

E.	This Agreement may not be assigned except to an entity succeeding to substantially all of the business or assets of the assigning party, with written notice to the other party; provided, however, that LENDER may collaterally assign its interest hereunder to a trustee under an indenture pursuant to which the Lender incurs indebtedness (the “Trustee”). The Trustee shall be a third party beneficiary hereof, entitled to enforce the provisions of this Agreement against [•].

F.	[•] reserves the right to change any part or all of the Service; provided, however, that such change shall not abrogate or in any way modify the substantive provisions of, and general duties of [•] under, this Agreement.

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G.	LENDER agrees to provide [•] upon request with LENDER’s current financial statements and such other financial information as [•] may request from time to time.

H.	If either party is rendered unable, wholly or in part, to carry out its obligations under this Agreement (other than the payment of money) by reason of any act of God, civil disturbance, strike or labor unrest, breakdown or interruption of power or communications systems, computer or other equipment failure, failure of subcontractors or suppliers, or other circumstances or event outside such party’s reasonable control (whether or not similar to the foregoing), the obligations of such party shall be suspended to the extent thereof, and such party shall not be liable to the other party for any non-performance hereunder or incomplete performance as a result of such occurrence.

I.	This Agreement supersedes any prior agreement and contains the entire agreement of the parties on the subject matter hereof. No other agreement, statement or promise made by any party to any employee, officer or agent of the other party to this Agreement, or any other person, that is not in writing and signed by both parties to this Agreement, shall be binding upon them. No waiver, alteration or modification of the Agreement shall bind [•] or LENDER unless in writing and duly executed by [•] and LENDER.

J.	In the event any Account is transferred off [•]’s servicing system, whether in connection with a termination or expiration of this Agreement, a sale of Accounts, or otherwise, unless otherwise expressly provided herein or agreed in writing at the time of such transfer off, LENDER agrees to pay [•] the deconversion and file preparation and shipping fees specified in Exhibit C (Servicing Fees).

K.	Any notice required under this Agreement (including any Exhibit) shall be in writing and shall be effective upon personal delivery or f[•]imile transmission or upon receipt after being sent by Federal Express or mailed by registered or certified mail, return receipt requested, postage pre-paid, addressed as follows: If to [•], at One World Trade Center, Suite 2200, Long Beach, California 90831-2200, Attn: President, or if to LENDER to:

Goal Funding Capital Trust [•]-[•]

c/o Goal Financial, LLC, as Issuer Administrator

9477 Waples Street, Suite 100

San Diego, California 92121

With copies to:

[Eligible Lender Trustee]

Each party may specify a different address by sending to the other written notice of such different address as provided herein.

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L.	The section captions in this Agreement are for convenience only and will not be deemed part of this Agreement or used in the interpretation thereof. Both parties and their counsel have participated in the preparation, drafting and negotiation of this Agreement. Accordingly, this Agreement shall be construed according to its fair language and any ambiguities shall not be resolved against either party as the drafting party.

M.	The invalidity, illegality or unenforceability of any provision or term of this Agreement in any instance shall not affect the validity or enforceability of such provision in any other instance or the validity or enforceability of any other provision, and each such provision shall be enforced to the fullest extent possible.

N.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

O.	Limited Role of the Delaware Trustee. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by [Delaware Trustee], not individually or personally, but solely as trustee of the LENDER in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the LENDER is made and intended not as personal representations, undertakings and agreements by [Delaware Trustee] but is made and intended for the purpose of binding only the LENDER, (c) nothing herein contained shall be construed as creating any liability on [Delaware Trustee], individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall [Delaware Trustee] be personally liable for the payment of any indebtedness or expenses of the LENDER or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the LENDER under this Agreement.

14.	[•] Representations and Warranties.

[•] hereby represents and warrants to LENDER the following:

(i)	[•] is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction where the performance of, and consummation of the transactions contemplated by, this Agreement requires it to be so qualified or licensed. [•] is eligible as a third party servicer to service LENDER’s loans under the Higher Education Act and applicable Guarantor Rules and Regulations.

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(ii)	[•] has full power and authority under its organizational documents to execute and deliver this Agreement and to perform its obligations under, and consummate the transactions contemplated by this Agreement.

(iii)	This Agreement has been duly authorized, executed and delivered by [•] and constitutes a valid, legal and binding agreement of [•], enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy or insolvency laws and by general principles of equity. Neither the execution, delivery or performance by [•] of this Agreement will conflict with or result in a breach or violation of or default under any of (i) organizational documents of [•], (ii) any laws applicable to [•] in effect as of the date hereof affecting the Accounts, (iii) any judgment, order, injunction, award or decree of any court, agency or authority, or (iv) any contract, instrument, or agreement to which it is a party or may be subject.

(iv)	[•] owns or has the right to use the Service including any databases, output formats, computer systems, software, know-how, technologies, and processes used by it to perform its obligations hereunder, and such property does not and will not infringe upon or violate any patent, copyright, or other proprietary rights of any third party.

(v)	There is no legal action, claim, proceeding, investigation, or controversy pending or to the best of [•]’s knowledge threatened against it, which would materially and adversely affect its ability to perform its obligations under this Agreement.

15.	Compliance With Lender Bond Documents.

In the event that any loans which LENDER delivers to [•] for servicing hereunder constitute “Financed Student Loans” under the Indenture of Trust dated as of [•], [•] (the “Indenture”), between Lender and [•], as Eligible Lender Trustee, and [•], as Indenture Trustee (the “Trustee”), or are pledged in connection with, or constitute collateral under any similar indenture or loan agreement pledging or granting to any entity a security interest therein (all such loans or other loans pledged to or held by a trustee or other entity are hereafter referred to as the “Pledged Education Loans”), [•] agrees as follows:

(a) At the request of the Trustee or other pledgee of such Pledged Education Loans, [•] will enter into a Custodian Agreement or other similar document, in form and substance reasonably acceptable to [•], LENDER and such Trustee or other pledgee, for the purpose of establishing a bailment with respect to any Pledged Education Loans pledged to the Trustee or other pledgee.

(b) [•] shall hold all Pledged Education Loans and related documentation as bailee for and on behalf of the Trustee (or such other pledgee as may be applicable) for Trustee’s intended purpose of perfecting the security or other interests of such Trustee or other pledgee therein.

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(c) All sums received by [•] with respect to Pledged Education Loans shall be held on behalf of the Trustee or other applicable pledgee, including but not limited to, all payments of principal and interest, and insurance or guarantee payments. All such funds shall be held in a segregated account (which may, however, contain funds belonging to other [•] servicing customers, including [•] affiliates) and shall not be commingled with any of [•]’s other funds and shall be accounted for such that all such funds are identified separately from all other payments received by [•] in respect of the servicing of loans. Any such amounts, if received by [•], shall be remitted only to the Trustee or other pledgee, and not to the LENDER, unless otherwise directed by the Trustee or other applicable pledgee.

(d) If any loans are Pledged Education Loans, all periodic reports (including those on Exhibit A) required to be furnished pursuant to this Agreement shall be furnished to the Trustee at the following address: [•].

(e) With respect to the servicing of any Pledged Education Loans on behalf of or for the benefit of the Trustee or any other applicable pledgee, no amendment, modification, or addition to this Agreement shall be effective with respect to any Trustee or such other applicable pledgee without their written approval, consent, or direction of Trustee.

(f) [•] waives any lien that it might have pursuant to statute or otherwise available at law or in equity on any and all notes evidencing Pledged Education Loans held by it on behalf of the Trustee, and on all related documentation, including all moneys and proceeds derived therefrom or relating thereto. Notwithstanding the foregoing, if [•] incurs cost or expense (i) due to an “unreasonable act” of a Guarantor resulting in the Guarantor’s refusal to pay a claim, or (ii) due to LENDER failing to make payments to the Department required by law or Regulation, [•] may offset such cost or expense against moneys derived from Pledged Education Loans serviced by [•] and held by LENDER on behalf of the Trustee. In addition, [•] may offset against such derived moneys in the event fees due it are not paid in accordance with this Agreement.

(g) If there is an Event of Default under the Indenture and the Trustee forecloses on its security interest on the Education Loans, then the Trustee shall assume all duties and obligations of the LENDER hereunder.

16.	Servicing Agreement Annex

The Servicing Agreement Annex attached hereto is incorporated in this Agreement and forms a part of this Agreement.

16

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Executed as of the day and year first above written.

[•]

By:

By:

S-1

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GOAL CAPITAL FUNDING TRUST [•]-[•]
By:	[Delaware Trustee],
not in its individual capacity
but solely as Delaware Trustee

By:

Print Name:

Title:

S-2

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EXHIBIT A

POST-ORIGINATION SERVICES

1.	LOAN CONVERSION

At the time of purchase or placement of a loan with [•] for servicing, the loan shall be converted and a note examination may be conducted in accordance to predetermined criteria. The tasks involved in loan conversion generally include:

Origination and Verification of Account Data

Generation of Receipt of Loans Transferred

Account Package Preparation

Generation of Exceptions Report

Renegotiation of Rejected Accounts

Reconciliation and Balancing

Keypunch Account Data

Microfilm and Microfiche Copies

Run Serialization Crosscheck

Edit and Error Correction

Appropriate Vault Space

Generate Sale Transmittal

Mail Conversion Notification to Borrower

2.	BORROWER RELATIONS

Borrower relations begin during In-school Status and continue throughout the life of the loan. During this period, the Service generally provides the following printed notices to the borrower and required telephone contacts:

Introductory Letter

Pre-Grace Statement

Separation Data Change Letters

Disclosure Statement

Phone/Address Verification

Grace Expiration/First Payment Reminder

Student Status Verification (as required)

Skip Trace Locate Letters

Response to Borrower Inquiry Letters

Deferment Processed Notices:

Continuing

Forbearance

Unemployment

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Other Deferment

Billing Notices:

Interim Interest Notices

Regular Installment and Past Due Payment Notices

Interim and Payout Demand Notices

Telephone Contacts:

Due Diligence Borrower Calls

Due Diligence Parent/Relative Calls

Skip Tracing Calls

Response to Borrower Inquiry Calls

All other activities of this nature required of a lender under the HEA and Guarantor Regulations within the scope of [•]’s responsibilities hereunder.

3.	RELATED LOAN SERVICING ACTIVITIES

Related loan servicing activities include:

Lock Box Remittance Banking

Payment Processing

Name/Address Updates

Payment Research and Special Handling

Interest Capitalization

Payment Reapplication

Internal Audit of Default Claim

Diligent Skip-Tracing and Pursuit of Payments from Delinquent Borrowers

Claim Preparation and Submission

Reperformance/Renegotiation

All other activities of this nature required of a lender under the HEA and Guarantor Regulations within the scope of [•]’s responsibilities hereunder.

4.	REPORTING

Record keeping and accounting are performed as part of the Service. A series of monthly reports are provided to LENDER regarding the status of its loans. This reporting includes:

Loans Transferred/Removed Ledger

Student Loan Ledger

Monthly Transaction Report

Accounting Entry Summary Report

Portfolio Summary and Analysis - Characteristics

Portfolio Summary and Analysis - Delinquency

Portfolio Summary and Analysis - Maturity Analysis

Portfolio Summary and Analysis - Reconciliation

Delinquent Report and Summary

Name/Address Report

Paid-in-Full Ledger

Receipt for Loans Transferred

Customer Service Report Card

Department of Education Lender Reporting System (LaRS) reports (or their successor)

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EXHIBIT B

[RESERVED]

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EXHIBIT C

SERVICING FEES

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ADDITIONAL AND OPTIONAL SERVICES

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EXHIBIT D

NOTE EXAMINATION ELECTION

LENDER hereby makes the following election with respect to any Note Examination or other document examination to be performed by [•] in connection with loan files to be serviced by [•] hereunder (other than any loans which may be originated by [•] for LENDER):

[•] ENCOURAGES ALL LENDERS TO HAVE A NOTE EXAMINATION PERFORMED UPON ALL NON-[•] ORIGINATED FILES TO BE DELIVERED TO [•] FOR SERVICING, SO AS TO MINIMIZE TO THE EXTENT POSSIBLE THE LIKELIHOOD OF LOSSES OR OTHER SERVICING PROBLEMS WHICH MAY RESULT FROM MISSING OR INADEQUATE LOAN DOCUMENTATION. IF LENDER ELECTS NOT TO HAVE A NOTE EXAMINATION, LENDER THEREBY AGREES TO ACCEPT FULL RESPONSIBILITY FOR ANY LOSSES OR SERVICING ERRORS WHICH RESULT IN WHOLE OR IN PART FROM MISSING OR INADEQUATE LOAN DOCUMENTATION. NOTWITHSTANDING LENDER’S ELECTION, [•]’S LIABILITY FOR ANY LOSSES ARISING FROM ITS FAILURE TO DETECT MISSING, INCOMPLETE, INACCURATE, OR ERRONEOUS DATA OR DOCUMENTS SHALL BE SUBJECT TO THE LIABILITY LIMITATIONS SPECIFIED IN SECTIONS 1.F AND 7 OF THE SERVICING AGREEMENT.

•	FULL NOTE EXAMINATION

If LENDER has elected Full Note Examination, [•] agrees to undertake a general review in accordance with standard industry practice of the loan documentation listed on note examination checklists to be generated by [•] and approved by LENDER. By undertaking such review, however, [•] does not guarantee or assure the genuineness, accuracy, completeness or compliance of such documentation with any contract or with applicable law and regulation.

•	ABBREVIATED NOTE EXAMINATION

If LENDER has elected Abbreviated Note Examination, [•] agrees to undertake a general review in accordance with standard industry practice of the loan documentation listed for the categories of data selected by LENDER from note examination checklists to be generated by [•] and approved by LENDER. By undertaking such review, however, [•] does not guarantee or assure the genuineness, accuracy, completeness or compliance of such documentation with any contract or with applicable law and regulation. LENDER acknowledges and agrees that it shall be responsible for any losses or servicing errors which result in whole or in part from missing or inadequate loan documentation which might have been discovered in a Full Note Examination.

•	NO NOTE EXAMINATION

By electing and instructing [•] not to undertake any Note Examination or other document examination prior to commencing servicing, LENDER acknowledges and agrees that LENDER assumes the risk and full responsibility for missing or inadequate loan documentation and for any losses or servicing errors that might have been avoided had a Full Note Examination been undertaken, and agrees that [•] shall not be liable under any circumstances for any such losses or servicing errors.

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EXHIBIT E

BLANKET CURE TERMS

The following Blanket Cure Terms shall apply between LENDER and [•] when in the course of its servicing, [•] submits claims to Guarantors which are rejected by the Guarantor for servicing errors which occurred prior to [•]’s servicing or for which [•] is otherwise not liable under the Servicing Agreement.

1.	Cure Services for Rejected Account(s)

A.	For any Account rejected by the Guarantor in whole or in part because of servicing error which occurred prior to [•]’s servicing or for which [•] is otherwise not liable under the Servicing Agreement, [•] and/or an outside collection agency selected by [•] will attempt to reinstate the guaranty (cure) on the Account under the terms and conditions specified below and for the fees specified herein.

B.	Cure services shall generally include:

(1)	Using best efforts to locate the borrower in the event the borrower’s address is invalid;

(2)	Upon location, certifying, in a manner acceptable to the Department and the applicable Guarantor, that the borrower has been located in the event a “locate cure” is required;

(3)	Performing all written and telephone contacts as required for locate cure by the Department and the Guarantor necessary to claim file the Account with the Guarantor; and/or

(4)	Using best efforts to cause the borrower to make one full payment or return a signed repayment obligation (RO) in the event a “payment or RO cure” is required.

C.	[•] will use best efforts to undertake such cure services within 30 days of receipt of a rejected Account. If [•] is unable to cure the Account within an approximate 45-day period following commencement of cure services, or if [•] in its sole judgment determines not to attempt to cure the Account itself, [•] will place the Account with a “1st placement” outside collection agency for a period generally not longer than 180 days. If the “1st placement” collection agency is unable to cure the Account within the specified time frame, [•] will then place the Account with a “2nd placement” collection agency for a period generally not longer than 270 days. If the “2nd placement” collection agency is unable to cure the Account within the specified time frame, [•] will then place the Account with a “3rd placement” collection agency for a period generally not longer than an additional 270 days. Following placement with any outside collection agency, [•] shall only be responsible for administrative services in interfacing with such agency on the Accounts involved. [•] shall not have any responsibility for training or otherwise supervising the outside collection agency or its personnel.

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D.	For the cure services specified herein, LENDER shall pay to [•] a fee for each Account cured as specified in Exhibit E-1. Such fees are subject to adjustment from time to time upon 30 days’ prior written notice from [•] to LENDER.

E.	If LENDER wishes [•] to arrange on LENDER’s behalf for additional collection agency services on rejected Accounts for which no cure is successfully accomplished hereunder, the terms applicable thereto are set forth in Exhibit E-2. If no Exhibit E-2 is attached, [•] shall not provide such services.

2.	Limitations on [•]’s Liability

A.	LENDER acknowledges that in placing Accounts with outside collection agencies, [•] is merely providing an administrative service to LENDER. Accordingly, [•] does not guarantee the success of its or any outside collection agency’s cure efforts and shall not otherwise be responsible for the failure of any cure efforts to reinstate or obtain payment of any Account. [•] makes no warranties or representations, expressed or implied, regarding the cure services or the outside collection agencies used.

B.	Subject to the provisions set forth herein, in the event of any error by [•] for which [•] would be liable under the Servicing Agreement, [•] shall be responsible only for reperformance of any cure activity or erroneous processing to the extent practicable and necessary without charge to LENDER. With respect to cure services under this Exhibit, [•] shall not otherwise be liable for damages or other monetary relief except in the case of [•]’s gross negligence or willful misconduct.

C.	[•] shall not under any circumstances, regardless of any failure of the foregoing remedies, be liable for (i) the error or misconduct of any outside collection agency, or (ii) for losses or damages caused by circumstances or events beyond [•]’s reasonable control, or (iii) for any special, indirect, incidental, punitive, or consequential damages of any nature.

3.	Termination

The cure services provided for in this Exhibit may be terminated by either party upon 30 days’ written notice to the other. Termination shall not affect any payment obligations of the parties arising from services provided during the term of the Servicing Agreement, or from cures obtained on Accounts after termination. Following termination, unless otherwise instructed by LENDER in writing, [•] shall permit the outside collection agencies to continue to work any Accounts already placed which such agencies believe will result in a cure within a reasonable period of time following termination. All other Accounts shall be recalled from such agencies within 30 days after termination.

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4.	Exclusions and Deconversion

LENDER hereby gives approval for [•] to undertake the cure services outlined in Section 1 of this Exhibit on Accounts with a principal balance outstanding (PBO) of $500 or greater. Accounts with PBOs less than the aforementioned amount or Accounts which are not successfully cured within the time frames described above will be deconverted for the fees specified in the Servicing Agreement.

5.	Incorporation by Reference

The terms of the Servicing Agreement are incorporated herein by reference and shall be applicable to the cure services contemplated by this Exhibit, to the extent not inconsistent with or contrary to any provision herein. In the event of any conflict, the terms of this Exhibit shall prevail.

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EXHIBIT E-1

CURE FEES

Subject to the Blanket Cure Terms to which this Exhibit E-1 is attached, the following fees shall apply to all services provided thereunder:

Cure Fee/Account
I. Accounts Successfully Cured Internally by [•]	$
II. Accounts Successfully Cured by Agency - 1st Placement	$
III. Accounts Successfully Cured by Agency - 2nd Placement	$
IV. Accounts Successfully Cured by Agency - 3rd Placement	$

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EXHIBIT F

PLUS CREDIT REVIEW SERVICES TERMS

[•] shall provide the following PLUS Credit Review Services, subject to all of the terms and conditions of the Servicing Agreement to which this Exhibit F is attached.

1.	Definitions

A.	As used herein the following words shall have the meanings respectively indicated:

“Adverse Credit” or “Adverse Credit history” means that the credit history of an Applicant reflects any condition or event which would at the time of such Loan Application disqualify the Applicant from eligibility for a PLUS Loan under the Higher Education Act or any applicable Guarantor Regulations. As of the effective date hereof, each of the following is understood to be a disqualifying Adverse Credit item which will be identified by [•] on its credit review reports:

(a)	any account or debt shown on the Applicant’s credit report is ninety (90) or more days delinquent as of the date of the credit report; or

(b)	at any time during the five (5) years preceding the date of the credit report, the Applicant has been the subject of a default determination, bankruptcy discharge, foreclosure, repossession, tax lien, wage garnishment, or write off of a Higher Education Act, Title IV debt.

“Applicant” means an individual who has submitted a Loan Application to LENDER.

“Borrower” means an individual who is the maker or co-maker of a promissory note and who obtains a PLUS Loan from LENDER in accordance with the Higher Education Act and any applicable Guarantor Regulations.

“Educational Institution” means any institution of postsecondary education which is an “eligible institution” under the Higher Education Act and is eligible under any applicable Guarantor Regulations.

“Loan Application” means the application for a PLUS Loan, which application must be executed by a prospective Borrower, certified by an Educational Institution, and accepted by LENDER.

“PLUS Loan” means a loan made under the Federal PLUS Program established under the Higher Education Act.

“Servicing Agreement” shall mean the Servicing Agreement between [•] and LENDER to which these PLUS Credit Review Services Terms are attached, or to which they relate.

B.	Any other capitalized terms used herein shall have the same meanings as set forth in the Servicing Agreement, unless the context otherwise requires.

2.	Credit Review Services

A.	[•] and LENDER hereby agree to a PLUS credit review services arrangement whereby—

(1)	LENDER agrees to make PLUS Loans to individuals eligible to be Borrowers pursuant to the terms of the Higher Education Act and any applicable Guarantor Regulations;

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(2)	[•] agrees to act as an agent of LENDER for the receipt, evaluation, handling and maintenance of certain PLUS Loan credit information on behalf of LENDER, in order to assist LENDER in making decisions with respect to the approval or denial of PLUS Loans consistent with the terms of the Higher Education Act and any applicable Guarantor Regulations; and

(3)	LENDER makes the final lending decision, in accordance with the procedures established herein and such credit history appeal processes (relating to credit report errors or extenuating circumstances) as may be further determined by LENDER.

B.	[•] agrees to provide the following credit review services on behalf of LENDER:

(1)	Review Loan Applications for information required by credit bureaus for performing a credit check. In this regard, LENDER shall assure that all Loan Applications with co-Applicants shall include the social security number of each Applicant. LENDER or the Educational Institution of the Applicant(s) will be contacted if additional information is required.

(2)	Generate and submit to a national credit bureau appropriate Applicant information for the purpose of obtaining credit information for each Applicant.

(3)	Receive and evaluate a credit report from a national credit bureau for each Applicant. [•] shall be entitled to rely upon all information furnished to [•] by a national credit bureau and shall not be liable or responsible in any manner for any inaccuracy or error contained in the credit report obtained by [•] on LENDER’s behalf from a national credit bureau.

(4)	Identify each Applicant for a PLUS Loan who does not have an Adverse Credit history by generating and providing to LENDER a disbursement report related to loan origination.

(5)	Identify each Applicant for a PLUS Loan who has an Adverse Credit history by generating and providing to LENDER a credit review report which:

a.	Lists the name, address, and social security number of each Applicant who has an Adverse Credit history;

b.	Lists the Adverse Credit factors found on the Applicant’s credit bureau report which, absent extraordinary circumstances, require credit denial; and

c.	Provides the name and address of the credit bureau accessed for the Adverse Credit history information.

(6)	Generate and mail to the Applicant an “adverse action” letter on behalf of LENDER and in LENDER’s name with respect to each Applicant who has been identified as having an Adverse Credit history, within 30 days after [•] receives a completed Loan Application from LENDER and the credit bureau report and otherwise comply with the Equal Credit Opportunity Act (ECOA) and Regulation B thereunder to the extent applicable to [•]’s services.

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(7)	Upon request by LENDER from time to time, return the original or a copy of each Loan Application processed by [•] (other than electronically transmitted Loan Applications, which will not be transmitted to LENDER) for which an Adverse Credit history exists, and other information in [•]’s possession regarding its review of such Loan Application.

(8)	Maintain accurate books and records of all transactions hereunder, including Adverse Credit history reports of Applicants processed for LENDER hereunder.

C.	LENDER agrees that, with respect to all PLUS Loans processed under these PLUS Credit Review Services Terms, it will;

(1)	Assure that all information set forth in Loan Applications and all other information provided to [•] in connection with the performance of its services hereunder is accurate and complete.

(2)	Be responsible for handling and evaluating all appeals of credit denial.

(3)	Communicate, if appropriate after the credit denial appeal process is completed, its approval of a Loan Application to [•] for each Applicant which [•] previously identified as possessing an Adverse Credit history by submitting a letter attached to the Loan Application (or a copy of the Loan Application) requesting the PLUS Loan to be guaranteed, due to error or other extenuating circumstances relating to the original credit information obtained by [•] on LENDER’s behalf, and properly documenting such error correction or other extenuating circumstances.

D.	Nothing contained in these PLUS Credit Review Services Terms shall make [•] a loan production office or a holder or originator of any PLUS Loan, the application of which has been processed hereunder. LENDER acknowledges that it has sole authority and responsibility for the decision to approve or deny PLUS Loans hereunder.

3.	Term

The credit review services contemplated by these PLUS Credit Review Services Terms shall commence on the date first mentioned above and continue until the sooner of (i) termination by either party, with or without cause, upon not less than thirty (30) days’ written notice to the other party; or (ii) automatic termination upon the termination or expiration of the Servicing Agreement.

4.	Liability Limitations

In performing its PLUS Loan credit review services and other Loan Application processing functions, [•] shall only be liable for its own gross negligence or intentional misconduct. [•] shall have no responsibility for the inaccuracy or incompleteness of any Loan Application or credit bureau report or the information contained thereon, or for any credit decision made by the Lender. Subject to the foregoing, the provisions of the Servicing Agreement limiting [•]’s liability are also hereby incorporated by reference and shall be binding between the parties hereto with respect to the PLUS Loan credit review services and other matters contemplated herein.

5.	Incorporation by Reference

The terms of the Servicing Agreement are incorporated herein by reference and shall be applicable to the PLUS Loan credit review services, to the extent not inconsistent with or contrary to any provision herein. In the event of any conflict, the terms of this Exhibit shall prevail.

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SERVICING AGREEMENT ANNEX

This Annex forms a part of the Student Loan Servicing Agreement dated as of [__], 20[ ] (the “Issuer Servicing Agreement”) between [            ] (the “Servicer”) and Goal Capital Funding Trust 200[ ]-[ ] (the “Issuer”). Capitalized terms used but not defined in this Annex I shall have the meanings assigned to them in Exhibit A hereto and, if not defined therein, in the Issuer Servicing Agreement.

1. The Servicer agrees to take such actions to assist Goal in connection with any Securitization of the Student Loans as Goal may reasonably request. Without limiting the generality of the foregoing, the Servicer shall promptly furnish to Goal or any of its affiliates, from time to time:

a) Information, reports, narrative statements and statistical and other information for use in, or in the preparation of, any prospectus or other Securitization Document, and representations and warranties about the compliance of such information with applicable law (including Regulation AB) and the accuracy and completeness of any Servicer Information. All of the foregoing shall be true and correct and shall not contain an untrue statement or the omission to state any fact required to be stated therein or necessary to make the statements therein not misleading.

b) Opinions of Servicer’s counsel dated as of the closing date of any such transaction requested by a rating agency or reasonably requested by Goal, including an opinion of counsel of the Governing Jurisdiction that the agreements executed by the Servicer are enforceable against the Servicer under the law of the applicable Governing Jurisdiction, an opinion covering general corporate matters with respect to the Servicer, and a negative assurance statement relating to such disclosure about the Servicer to the effect that nothing has come to the attention of such counsel which has caused such counsel to believe that such disclosure contains any false statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

c) On or before March 1 of each year, beginning in 200[ ]:

i. a report regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding fiscal year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Issuer and signed by an authorized officer of the Servicer, and shall address each of the Servicing Criteria and such other criteria as may be reasonably requested by Goal;

ii. a report of a nationally recognized public accounting firm that attests to, and reports on, such agreed upon procedures and other verifications as may reasonably be requested by Goal, including without limitation the information required to be included in the attestation report required by Item 1122 of Regulation AB; and

iii. an annual compliance statement in a form reasonably requested by Goal; which statement shall comply with Item 1123 of Regulation AB and contain such other information as may be necessary to back up any certification required to be delivered by Goal or any of its affiliates or their respective officers. The Servicer agrees that such persons may rely on the certification provided by the Servicer pursuant to this clause in any certifications signed by such Persons in connection with any Securitization.

2. The Servicer shall indemnify the Servicer Indemnified Parties for any and all Losses arising from or relating to (a) any inaccuracy in or omission from such Servicer Information or (b) any breach of a covenant, representation or warranty by Servicer.

3. This Annex shall survive any termination of the Issuer Servicing Agreement.

[Signature page follows.]

FEDERAL FFEL
SERVICING AGREEMENT

IN WITNESS WHEREOF, this Annex to the Issuer Servicing Agreement has been duly executed as of the date first above written.

[ ], as Servicer

By:
Name:
Title:

GOAL CAPITAL FUNDING TRUST 200[ ]-[ ]

By:	[ ], not in
its individual capacity but solely as Delaware Trustee
By:
Name:
Title:

FEDERAL FFEL
SERVICING AGREEMENT

Exhibit A

DEFINITIONS

As used in this Annex, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Goal” means, collectively, the Issuer, Goal Capital Funding, LLC and Goal Financial, LLC, a California limited liability company.

“Governing Jurisdiction” means the governing law under the Issuer Servicing Agreement.

“Issuer” is defined in the preamble to this Annex.

“Issuer Servicing Agreement” is defined in the preamble to this Annex.

“Losses” shall mean any and all liabilities, losses, costs, claims, damages, settlement costs, penalties and expenses (including reasonable attorneys’ fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the term “Losses” shall include any and all liabilities, losses, costs, and expenses (including reasonable attorneys’ fees and expenses and costs of investigation and litigation) incurred by any Servicer Indemnified Party in enforcing such indemnity.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” means any (i) financing transaction or securities offering that is payable from or secured, directly or indirectly, by all or a portion of the Student Loans, (ii) sale or other transfer of all or a portion of the Student Loans or (iii) other securitization, secured loan, financing or similar transaction involving all or a portion of the Student Loans.

“Securitization Document” means any transaction document or any prospectus, offering document, term sheet, computational material or other information filed with the Securities and Exchange Commission or delivered to any rating agency, trustee, investor or other participant in connection with or during the term of a Securitization, including (without limitation) any reports under the Exchange Act.

“Servicer Indemnified Parties” means (a) Goal, its Affiliates, any subsequent purchaser or beneficial owner of the Student Loans, (b) in the event of any Securitization of some or all of the Student Loans, any trustee, underwriter, placement agent, initial purchaser, rating agency, any SPE service company (i.e., any company providing “independent directors”, management, ownership or related services in connection with securitization entities) or bond insurer in any of the transactions relating to the Securitization and (c) any of their respective officers, directors, agents, employees and “controlling persons” (within the meaning of the Securities Act or the Exchange Act).

“Servicer Information” means any information in any Securitization Document describing or relating to the Servicer or the Student Loans serviced by the Servicer, or any information delivered by the Servicer to Goal pursuant to this Annex.

“Servicing Criteria” means the “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time, which are applicable to the Servicer’s role.